Exhibit 99.1

Media Contact:	Investor Relations:
Kara Schiltz	Tom McCallum
Red Hat Inc.	Red Hat Inc.
(919) 301-3002	(919) 754-4630
kschiltz@redhat.com	tmccallum@redhat.com

Red Hat Announces $300 Million Stock Repurchase Program

Raleigh – March 24, 2010 – Red Hat, Inc. (NYSE: RHT), the world’s leading provider of open source solutions, today announced that its Board of Directors has authorized the repurchase of up to $300 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

The new program replaces the previous $250 million repurchase program, the final $10 million of which was completed this month. “In the past year we repurchased over 10 million shares of Red Hat common stock, or about 5% of shares outstanding,” stated Charlie Peters, Executive Vice President and Chief Financial Officer of Red Hat. “We are committed to providing value for our shareholders, and our repurchase program reflects our continuing confidence in the Company’s financial strength and growth prospects.”

The timing and the amount of any repurchases of common stock will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases of common stock may also be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased common stock will be available for use in connection with the Company’s stock plans and for other corporate purposes.

The repurchase program will be funded using the Company’s working capital. As of February 28, 2010, the Company had cash and investments of approximately $970.2 million.

Red Hat had approximately 187.4 million shares of common stock outstanding as of February 28, 2010.

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About Red Hat, Inc.

Red Hat, the world’s leading provider of open source solutions and a component of the S&P 500, is headquartered in Raleigh, NC with over 65 offices spanning the globe. CIOs ranked Red Hat as one of the top vendors delivering value in Enterprise Software for six consecutive years in the CIO Insight Magazine Vendor Value survey. Red Hat provides high-quality, affordable technology with its operating system platform, Red Hat Enterprise Linux, together with virtualization, applications, management and Services Oriented Architecture (SOA) solutions, including Red Hat Enterprise Virtualization and JBoss Enterprise Middleware. Red Hat also offers support, training and consulting services to its customers worldwide. Learn more: http://www.redhat.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks related to delays or reductions in information technology spending; the integration of acquisitions and the ability to market successfully acquired technologies and products; the ability of the Company to effectively compete; the inability to adequately protect Company intellectual property and the potential for infringement or breach of license claims of or relating to third party intellectual property; the ability to deliver and stimulate demand for new products and technological innovations on a timely basis; risks related to data and information security vulnerabilities; ineffective management of, and control over, the Company’s growth and international operations; uncertainty and adverse results in litigation and related settlements; fluctuations in exchange rates; and changes in and a dependence on key personnel, as well as other factors contained in our most recent Quarterly Report on Form 10-Q (copies of which may be accessed through the Securities and Exchange Commission’s website at http://www.sec.gov), including those found therein under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

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